EXHIBIT 99.1

               SHPI Reports Second Quarter 2004 Financial Results


Bountiful, Utah - August 10, 2004 - Specialized Health Products International, Inc. (OTCBB: SHPI), a leader in the design and development of medical safety needles, today reported consolidated financial results for the second quarter and first six months ended June 30, 2004.

Second Quarter 2004 Financial Results

o Revenue totaled $1.3 million in second quarter 2004, an increase of $438 thousand or 50% as compared to the year-earlier period, and an increase of 15% as compared to the preceding quarter.
o Product sales and royalty revenue totaled $1.0 million in second quarter 2004, and accounted for 76% of total revenue in the quarter.
o Gross profit totaled over $1 million in second quarter 2004 (80% gross profit margin), representing an increase of $321 thousand or 44% as compared to the year-earlier period.
o Operating expense totaled $1.2 million in second quarter 2004, a decrease of $85 thousand or 6% as compared to the year-earlier period.
o Net loss totaled $177 thousand in second quarter 2004, an improvement of $391 thousand or 69% as compared to the year-earlier period, and an improvement of $106 thousand or 38% as compared to the preceding quarter. This relates to a net loss per share of $(0.00) for second quarter 2004, as compared to $(0.03) for the year-earlier period.

First Six Months 2004 Financial Results

o Revenue totaled $2.4 million in the first six months of 2004, an increase of $1.1 million or 81% as compared to the year-earlier period.
o Product sales and royalty revenue totaled $1.9 million in the first six months of 2004, and accounted for 78% of total revenue in the period.
o Gross profit totaled $2.0 million in the first six months of 2004 (82% gross profit margin), an increase of $852 thousand or 74% as compared to the year-earlier period.
o Operating expense totaled $2.5 million in the first six months of 2004, a decrease of $27 thousand or 1% as compared to the year-earlier period.
o Net loss totaled $460 thousand in the first six months of 2004, an improvement of $845 thousand or 65% as compared to the year-earlier period. Reported net loss per share for the first six months of 2004 was $(0.01), as compared to $(0.07) for the year-earlier period.

Jeff Soinski, President and Chief Executive Officer, commented, "In the second quarter, we again significantly reduced our net loss versus year-ago to narrow the gap toward profitability. By carefully managing our expenses and looking for every opportunity to bring more efficiency to our operations, especially in the way we market our products, we were able to substantially increase revenues, while decreasing total operating expense. At the same time, we continued our trend of investing more than one-half of total operating expense in research and development activities. These efforts continue to bear fruit, as we move several new products based upon our SecureLocTM platform technology through the development and commercialization process. In July we announced our second major product agreement on SecureLocTM, a worldwide development and OEM supply agreement with Tyco Healthcare for safety bone marrow biopsy needles. We believe that products manufactured under this agreement have the potential to be the first integral safety needles available in the bone biopsy field. These products will also be among the first SecureLoc(TM) based products to be manufactured by SHPI and supplied as finished goods on an OEM basis, an important part of our business growth strategy."

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Mr. Soinski continued, "We expect to report continued strong revenue growth in the second half of the year. And, without material adverse events, which we do not anticipate at this time, we remain on-track to achieve sustainable profitability by the fourth quarter of this year."


SHPI will conduct a conference call to discuss second quarter 2004 financial results on Wednesday, August 11, 2004, at 4:30 p.m. EDT. Investors can listen to the conference call live by dialing (888) 428-4478 in the U.S. and (612) 332-0718 internationally. A replay of the call will be available for one week after the event by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally and entering access code: 739793.


About Specialized Health Products International, Inc.

SHPI is a leading designer and developer of proprietary safety medical needle products, designed to minimize the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as HIV/AIDS, and the hepatitis B and C viruses. SHPI has two primary platform, patented safety needle technologies that apply to virtually all medical needles used today. SHPI manufactures and markets certain products, including LiftLoc(R) Safety Infusion Set, under its own label. Other products are supplied to third parties on an OEM basis or licensed to leading manufacturers and marketers in the disposable medical products industry. For more information about SHPI, visit the company's web site at www.shpi.com.


This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.

Contact:

Paul S. Evans, SHPI
Telephone: 801-298-3360
Fax: 801-298-1759
pevans@shpi.com

Website: www.shpi.com